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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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Check the appropriate box:

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                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[ ]  Definitive proxy statement

[X]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                  NUVEEN PREMIUM INCOME MUNICIPAL FUND, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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NPI-7.97

                  NUVEEN PREMIUM INCOME MUNICIPAL FUND, INC.
                          ANNUAL SHAREHOLDER MEETING
          IMPORTANT INFORMATION TO HELP YOU UNDERSTAND THE PROPOSALS


WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON AT THE UPCOMING ANNUAL MEETING ON JULY 30?
All shareholders of record as of June 2 of the Nuveen Premium Income Municipal Fund, Inc. (NPI) are being asked to cast their ballots to elect the Fund's Board of Directors and to ratify the selection of the fund's independent auditors (Ernst & Young LLP). Shareholders are also voting to update the terms of the Fund's preferred stock to conform it with the state-of-the-art terms of more recently issued Nuveen exchange-traded funds.

WHY IS THE FUND'S MANAGEMENT PROPOSING TO AMEND THE TERMS OF THE FUND'S PREFERRED STOCK?
There are several advantages - most of which result from achieving efficiencies to the Fund. All other leveraged, Nuveen-sponsored closed-end funds have updated the terms of their preferred stock.

Currently, NPI uses a remarketing process to determine the dividend rate. All other Nuveen MuniPreferred use the "Dutch Auction" process, which uses an independent auction agent. By updating NPI's terms so that traders follow one set of rules and have one point of purchase for MuniPreferred in their firms, fund management believes that we can broaden the distribution of the product, making it easier for traders to buy and sell the product.

Another feature of the state-of-the-art terms provides for greater rate period flexibility, allowing the Fund's management to designate longer rates periods. Under the proposal, the fund would have the option to designate rate periods between seven days and approximately five years, otherwise the rate period would be set at seven days.

WILL THE PROPOSAL TO CHANGE THE TERMS ALSO AFFECT MY DIVIDEND RATE?
The proposal will change the manner in which preferred dividend rates are set (since the Fund will set its rates through the auction process). The change in the rate setting process is not expected to cause a significant change in rate levels. Rates will be set at competitive auctions. However, preferred dividend rates will be affected to the extent the proposal reduces the dividend rate period from 28 days to seven days.

Common shareholders will not be directly affected by the changes to the preferred terms. However, the proposal may provide increased income to common shareholders by decreasing the rate period and through efficiencies generated by the conversion to the auction process.

HAS THE FUND'S BOARD OF DIRECTORS APPROVED THE PROPOSALS?
Yes. The Board of Directors of the Fund has unanimously approved all of the proposals, and recommends that you vote to approve each one.

HOW DO I VOTE MY SHARES?
You can vote your shares by completing and signing the enclosed proxy card(s), and mailing them in the enclosed postage-paid envelope. If you need any assistance, or have any questions regarding the proposals please call your financial adviser or Nuveen at (800) 257-8787.